Exhibit 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Brian Lavin, President and CEO	Date: October 3, 2005

NTS Realty Holdings Limited Partnership Announces Agreement to Sell GolfBrook Apartments and Sabal ParkApartments
in Orlando, Florida

Louisville, KY (October 3, 2005) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that, following the close of business on September 30, 2005, it entered into separate agreements to sell GolfBrook Apartments and Sabal Park Apartments, its multifamily properties located in Orlando, Florida, to Investors Capital Mortgage Group, Inc., an unaffiliated Florida corporation. GolfBrook Apartments is a 195-unit luxury apartment complex located on 16.5 acres, while Sabal Park is a 162-unit luxury apartment complex located on 13 acres.

Pursuant to the agreements, the Company is scheduled to receive $43,153,500 in exchange for GolfBrook Apartments and $28,350,000 for Sabal Park at closing. The purchaser is to make a deposit of $500,000 on each property. In addition, the purchaser must make an additional deposit of $500,000 on each property at the conclusion of the due diligence period. The remainder of the respective purchase prices is due in cash at the closing. The purchaser is entitled to a thirty-day due diligence period, and, if satisfied, must close on both properties within an additional thirty to sixty days. However, the Company has the unilateral right to extend the closing date until January 31, 2006. The Company intends to use the proceeds from the sales to reinvest in one or more properties or for working capital purposes.

Brian F. Lavin, the President and Chief Executive Officer of the Company’s managing general partner, said “GolfBrook and Sabal Park have been successful properties for us and we believe the sale prices reflect that. We will continue to attempt to strengthen the Company by making additional acquisitions or dispositions that make economic sense for the Company and its limited partners.”

About NTS Realty Holdings Limited Partnership

The Company currently owns thirty-three properties, comprised of ten multifamily properties, nineteen office buildings and business centers, three retail properties and one ground lease. The properties are located in and around Louisville and Lexington, Kentucky, Orlando and Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

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Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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